QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.1

         March 25, 2003

FAO, Inc.
2520 Renaissance Boulevard
King of Prussia, PA 19406

Attention: Mr. Raymond Springer

Dear Mr. Springer:

        1. COMMITMENT

        We are pleased to advise you of the several commitments of Fleet Retail Finance Inc. ("FRF") and Back Bay Capital Funding LLC ("Back Bay"), subject to the terms and conditions hereof, respectively to provide a senior secured revolving credit facility in the amount of $67,000,000 (the "Revolving Credit Facility") and a senior secured term loan facility in the amount of $10,000,000 (the "Term Loan" and together with the Revolving Credit Facility, the "Facilities") in favor of FAO, Inc. ("FAO") and its subsidiaries (collectively, the "Borrower"), all as contemplated on the Summaries of Terms and Conditions (the "Term Sheets") annexed to this letter as EXHIBIT A (with respect to the Revolving Credit Facility) and EXHIBIT B (with respect to the Term Loan). The commitment of FRF hereunder shall be limited to the Revolving Credit Facility and the commitment of Back Bay hereunder shall be limited to the Term Loan.

        2. AGENT

        Fleet Retail Finance Inc. will act as Administrative Agent and Collateral Agent (and is referred to herein in such capacities as the "Agent") for itself and the other lenders (the "Revolving Credit Lenders") which fund the Revolving Credit Facility and for Back Bay as lender for the Term Loan. The Revolving Credit Lenders and Back Bay are referred to herein collectively as the "Lenders".

        3. SYNDICATION

        FRF will act as the exclusive syndication manager for the Revolving Credit Facility and, in such capacity, will perform the duties and exercise the authority customarily associated with such role. No additional agents, arrangers or syndication managers will be appointed with respect to the arrangement and syndication of the Revolving Credit Facility. FRF will provide the full amount of the Revolving Credit Facility but intends to syndicate the Revolving Credit Facility among a group of financial institutions arranged by FRF. FRF, in its sole discretion, but in consultation with the Borrower, will manage all aspects of the syndication of the Revolving Credit Facility, including the selection of lenders, the determination of when to approach potential lenders, the title and roles given various lenders in the syndicate, and the final allocation of the commitments among the lenders. FRF shall, in all events, have the final say concerning all aspects of the syndication. FRF shall be released from a portion of its commitment hereunder in an aggregate amount equal to the commitment of those Lenders which commit and subscribe to the syndicate assembled by FRF.

        The Borrower will assist FRF in achieving a timely syndication, such assistance to include, among other things, (a) direct contact during the syndication between the Borrower's senior officers, representatives and advisors, on the one hand, and prospective lenders, on the other hand, at such times and places as FRF may reasonably request; (b) providing FRF and Back Bay with all such financial and other information in the Borrower's possession with respect to the Borrower and the transactions contemplated by this letter, including but not limited to financial projections and forecasts relating to the foregoing which FRF and Back Bay reasonably may request from time to time; and (c) assistance in the preparation of a confidential information memorandum and other marketing materials to be used in connection with the syndication. You expressly permit FRF and Back Bay to distribute any and all documents and information relating to the transactions contemplated hereby and received from you or any other source to any potential Lender, participant or assignee, on a confidential basis reasonably satisfactory to the Borrower and to permit FRF and Back Bay to publicize information in respect of the Facilities (including FRF's and Back Bay's roles in the structuring and financing thereof) subject to your prior reasonable approval of the form and content thereof.

        The Borrower acknowledges that the Agent, FRF and Back Bay, in consultation with the Borrower, may change the pricing, structure and any other terms of the Facilities if the Agent, FRF and Back Bay determine that such changes are advisable in order to ensure a successful syndication or an optimal credit structure for the Facilities.

        4. CONDITIONS

        The commitments of FRF, Back Bay and the Agent, as expressed in this letter, are subject to those conditions set forth on the Term Sheets.

        5. INDEMNIFICATION

        Whether or not the credit facilities contemplated hereby are established, the Borrower agrees to indemnify and hold harmless FRF, Back Bay, the Lenders, the Agent, any participants, and their respective directors, officers, employees, affiliates, agents, attorneys, accountants, consultants and each other entity, if any, who controls any of the foregoing, and to hold such persons and entities (each, an "Indemnified Person") harmless from and against all losses, claims, damages, liabilities and expenses, joint or several, to which any such person or entity may become subject arising out of or in connection with this letter, the Term Sheets, the Facilities, the use of proceeds of the extensions of credit thereunder or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any of such Indemnified Persons is a party thereto, and to reimburse each Indemnified Person upon demand for any reasonable legal or other expenses incurred in connection with investigating or defending any of the foregoing; provided, however, the foregoing indemnification shall not be available, as to any Indemnified Person, on account of or in respect to any claim as to which there is a final determination made in a judicial proceeding (in which the Agent, FRF, Back Bay and such Indemnified Party have had an opportunity to be heard), which determination includes a specific finding that the person seeking indemnification pursuant hereto had acted in a grossly negligent manner or in bad faith.

        If for any reason the foregoing indemnification is unavailable to any Indemnified Person or insufficient to hold it harmless, then the Borrower shall contribute to the amount paid or payable by such Indemnified Person as a result of such loss, claim, damage or liability to the maximum amount legally permissible. The Borrower also agrees that neither any Indemnified Person, nor any of their respective affiliates, partners, directors, agents, employees or controlling persons, shall have any liability to the Borrower, any person asserting claims on behalf or in right of the Borrower or any other person in connection with or as a result of either this arrangement or any matter referred to herein or in the loan documentation except to the extent that there is a final determination made in a judicial proceeding (in which the Agent, FRF, Back Bay and such Indemnified Party have had an opportunity to be heard), which determination includes a specific finding that the losses, claims, damages, liabilities or expenses incurred by the Borrower resulted from the gross negligence or bad faith of such Indemnified Person.

        No Indemnified Person shall be liable for any indirect, special, punitive, or consequential damages in connection with or arising out of this letter or the transactions contemplated hereby. This indemnification shall survive any closing of the Facilities.

        6. REIMBURSEMENT

        The Borrower shall reimburse FRF, Back Bay and the Agent from time to time on demand for reasonable out-of-pocket expenses (including, but not limited to, reasonable expenses of due diligence investigation, reasonable syndication expenses, reasonable travel expenses and reasonable fees,

2

disbursements and charges of its counsel), in each instance incurred in connection with the Facilities and the preparation of this letter, the Term Sheets and the definitive documentation for the Facilities, whether or not the transactions are closed.

        In accordance with the Term Sheets, FRF has received a due diligence deposit of $125,000 and Back Bay has received a due diligence deposit of $85,000 (collectively, the "Work Fee"). If the Facilities are so established, then the Work Fee shall be accounted for by FRF and Back Bay and any excess amounts shall be returned to the Borrower; provided, however, the Borrower shall remain obligated to reimburse the Agent, FRF and Back Bay for any legal fees and expenses reasonably incurred in connection with the transactions contemplated by this letter whether or not the Facilities are closed and whether or not the Work Fee is sufficient for such purpose. If the Facilities are not so established then the Work Fee may be retained by FRF and Back Bay as additional compensation for FRF's and Back Bay's lost opportunity costs. The Work Fee shall be in addition to the obligations of the Borrower to reimburse the Agent, FRF and Back Bay for the expenses to be reimbursed by the Borrower as herein provided.

        7. CLOSING

        This letter shall terminate unless accepted by the Borrower on or before 5:00 p.m. (Boston time) on March 28, 2003 by signing below and returning this letter, so signed to the Agent, together with that portion of the Commitment Fees due to FRF and Back Bay upon the acceptance hereof, as more specifically provided in the Term Sheets.

        If this letter is so accepted, then, subject to the terms and conditions of this letter, FRF would be obligated to establish the Revolving Credit Facility and Back Bay would be obligated to provide the Term Loan if all conditions precedent thereto are satisfied (as reasonably determined by the FRF, the Agent and Back Bay) on or before April 30, 2003. The closing, in such event, would take place in Boston, Massachusetts at the offices of the Agent's counsel.

        The Borrower, with its acceptance of this letter, shall be deemed to have authorized the Agent and its counsel to file financing statements in form prepared by the Agent's counsel and in accordance with the Term Sheets with a view towards the filing of such financing statements prior to the anticipated closing date. If the Facilities are not so established, the Agent shall promptly terminate all filed financing statements.

        This letter does not constitute an unconditional commitment to lend. Such a commitment will exist only following: execution and delivery of definitive loan documents (each in form satisfactory to the Agent, FRF and Back Bay); the recordation of such instruments and documents as the Agent, FRF and Back Bay reasonably determine to be appropriate under the circumstances; and the satisfaction of all conditions precedent referenced herein, in the Term Sheets, or in any of the definitive loan documents.

        8. NONTRANSFERABILITY OF COMMITMENT

        The identity of the Borrower is of material importance to the Agent, FRF and Back Bay. Consequently, this commitment may not be assigned or transferred by the Borrower (it being understood that a change of control of the Borrower shall not be considered an assignment or transfer). FRF and Back Bay may assign its obligations (a) under this commitment to any present or future affiliate of FRF, Back Bay or the Agent, (b) in connection with the syndication contemplated hereby or (c) after the closing of the Facilities, in accordance with the loan documentation.

        9. NON-DISCLOSURE OF COMMITMENT; EXCLUSIVE DEALINGS

        The Borrower shall maintain as confidential the terms and conditions of this letter and the Term Sheets and the terms, conditions, provisions and documentation of the Facilities. Without limiting the foregoing, this letter and the Term Sheets may not be disclosed to any persons other than the

3

employees and affiliates of the Borrower and its accountants, financial advisors, existing lenders, creditors committee and counsel or as may be required by law without the prior written consent of FRF, Back Bay and the Agent. Further, none of the foregoing may discuss the pricing or other terms contained herein with any person not entitled to receive a copy hereof. The failure to comply with the foregoing provisions shall automatically terminate any and all obligations of FRF, Back Bay and the Agent with respect to the financing contemplated hereunder.

        By executing this letter where indicated below, the Borrower covenants that, from and after the date of this letter and until the consummation of the transactions contemplated herein or the expiry of FRF's and Back Bay's obligations hereunder, the Borrower (and its officers, directors, employees, agents and representatives) (a) shall not directly or indirectly solicit, initiate, encourage, facilitate, or discuss any submission, proposal, or offer from, or any effort or attempt by, any other person, entity, or group relating to the financing of the Borrower or any of its affiliates, and (b) shall provide the Agent with immediate written notice (with reasonable detail of the facts and circumstances relating thereto) of any submission, proposal, or offer, of any request for information, related directly or indirectly to any such financing of the Borrower or any of its affiliates.

        10. GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

        This letter is a contract under the laws of the State of New York and shall pursuant to New York General Obligations Law §5-1401, be construed in accordance with and be governed by the laws of the State of New York.

        The Borrower agrees that any legal action, proceeding, case, or controversy against the Borrower with respect to this letter or the Facilities may be brought in the Courts of the State of New York or any federal court sitting therein, as the Agent, FRF or Back Bay, as applicable, may elect in its sole discretion. By acceptance of this letter, the Borrower for itself and in respect of its property, accepts, submits, and consents generally and unconditionally, to the jurisdiction of the aforesaid courts. The Borrower Waives any objection based on forum non conveniens and any objection to venue of any action or proceeding instituted under or with respect to this letter or the Facilities and consents to the granting of such legal or equitable remedy as is deemed appropriate by the relevant Court. The Borrower further agrees that any action commenced by the Borrower asserting any claim or counterclaim arising under or in connection with this letter or the Facilities shall be brought solely in the Courts of the State of New York or any federal court sitting therein, and that such Courts shall have exclusive jurisdiction with respect to any action.

        The Borrower, the Agent, FRF and Back Bay make each of the following waivers knowingly, voluntarily, and intentionally, and each understands that the Agent, FRF and Back Bay, in providing this letter, and the Borrower, are each relying on such waivers.

        THE BORROWER, THE AGENT, FRF AND BACK BAY EACH WAIVE THE FOLLOWING:

  THE RIGHT TO A JURY IN ANY TRIAL OF ANY CASE OR CONTROVERSY IN WHICH THE BORROWER, THE AGENT, FRF OR BACK BAY IS OR BECOMES A PARTY (WHETHER SUCH CASE OR CONTROVERSY IS INITIATED BY OR AGAINST THE BORROWER, THE AGENT, FRF AND/OR BACK BAY OR IN WHICH THE BORROWER, THE AGENT, FRF OR BACK BAY, IS JOINED AS A PARTY LITIGANT), WHICH CASE OR CONTROVERSY ARISES OUT OF OR IS IN RESPECT OF, ANY RELATIONSHIP AMONGST OR BETWEEN THE BORROWER OR ANY OTHER PERSON AND THE AGENT, FRF OR BACK BAY.

[Remainder of page Intentionally Blank]

4

        If the foregoing is in accordance with your understanding of our agreement, please sign this letter in the space indicated below and return it to the Agent.

Very truly yours,
FLEET RETAIL FINANCE INC., individually and as Agent
By:

Title:
BACK BAY CAPITAL FUNDING, LLC
By:

Title:

The foregoing is agreed to:

FAO, INC.

By:

            Title:
            Dated:

5

Exhibit A

FAO, Inc.—Emergence
Summary of Terms and Conditions
For Senior Revolving Credit Facility
March 25, 2003

Borrowers:	FAO, Inc. and its subsidiaries (collectively, the "Borrower" or the "Company")
Agent:	Fleet Retail Finance Inc. ("FRF" or the "Agent")
Lenders:	Fleet Retail Finance Inc. and a group of financial institutions to be arranged by the Agent, in its sole discretion
Credit Facilities:
The revolving credit facility (the "Revolver Facility") shall consist of a revolving line of credit in the maximum principal amount of $67,000,000 with a sub-limit of $15,000,000 for documentary and standby letters of credit. This revolving line will be provided in combination with a fully funded tranche B term facility in an amount of no less than $10,000,000 to be provided by Back Bay Capital Funding LLC ("Back Bay"), as outlined in the Term Sheet of even date herewith (the "Term Facility"). Each of which will be subject to acceptable documentation, inclusive of an intercreditior agreement satisfactory to FRF. The combined facilities will total $77,000,000.
Purpose:
Borrowing under the Revolver Facility will be used to fund working capital and inventory purchases in accordance with the Company's budget and business plan and to fund the Company's emergence upon confirmation of a reorganization plan (the "Plan") by the Bankruptcy Court.
Maturity:	Three (3) years from the closing date, but at all times coterminous with the Term Facility.
Security:
The Revolver Facility shall have a perfected first lien on all presently owned and hereafter acquired assets of the Borrower subject to a second lien by Back Bay and permitted liens as set forth in the final documentation (including first liens on equipment, and with respect to equipment liens not existing as of the closing, such liens shall be subject to intercreditor terms and conditions acceptable to FRF, as Agent).
Commitment Fee:	As set forth on Schedule I.
Borrowing Options:
Borrowings under the Revolver Facility shall be at the Fleet Bank Base Rate ("Base Rate Loan") plus the Applicable Margin as indicated below or the Eurodollar Rate plus the Applicable Margin as indicated below ("Eurodollar Rate Loan"). Eurodollar Rates will be quoted for 1, 2, 3 and 6 months. Base Rate Loans shall require one business day's advance notice. Eurodollar Rate Loans shall require three business days' advance notice.

	Interest on Base Rate loans will be due and payable monthly in arrears. Interest on Eurodollar Rate Loans will be payable at the end of each applicable interest period or quarterly in arrears, whichever is earlier. All interest on Base Rate Loans and Unused Fee and other fee calculations shall be based on a 365/366-day year and actual days elapsed. All interest on Eurodollar Rate Loans shall be based on a 360-day year and actual days elapsed.
Applicable Margin:	Level	Excess Availability	Eurodollar Margin	Base Rate Margin

	I	TBD	2.00%	0%
	II	TBD	2.25%	0.25%
	III	TBD	2.50%	0.50%

	Level II (the starting point) will be in effect for the first year of the commitment, unless excess availability falls into Level III. Thereafter, any upward or downward pricing adjustments will be made quarterly based upon the average excess availability for the prior quarter.

	As used herein, "Excess Availability" shall be the amount by which the lesser of (i) the Borrowing Base and (ii) the Maximum Commitment exceeds the loans and letters of credit outstanding under the Facility.
Default Rate Pricing:	2% above the applicable margin.
L/C Issuing Bank:	Fleet National Bank
Letters of Credit:
	Standby and Documentary Letters of Credit shall be priced at the Applicable Margin for Eurodollar Rate Loans per annum, payable on the total face amount of each outstanding letter of credit quarterly in advance.
Unused Fee:	Three eighths of one percent (0.375%) on the average unused portion of the Revolver Facility.
Borrowing Base/ Advance Rates:	Advances under the Revolver Facility will be subject to a borrowing base (the "Borrowing Base") to be calculated daily and determined by the following formula:
	Advances against the cost value of the Company's Eligible Inventory and Eligible Letter of Credit Inventory shall not exceed 85.0% of the appraised liquidation value of inventory.

Plus
85.0% of Eligible Credit Card Receivables
Minus
applicable reserves.

Eligible Inventory shall consist of stock ledger inventory at cost less any capitalized costs (exclusive of usual and customary freight), and shall exclude the following: Inventory that cannot be sold, including non-merchandise categories (labels, bags, packaging, etc.), inventory in foreign locations (except for inventory supported by eligible letters of credit whose initial term does not exceed 60 days) and samples. Additionally, eligible inventory will specifically exclude (i) damaged goods, return to vendor merchandise, packaways, consignment inventory and such other similar categories to be determined based on due diligence, and (ii) third party locations not under the Borrower's control unless appropriate waivers are obtained.
Eligible Credit Card Receivables shall consist of amounts payable from nationally recognized credit card processors, payable within 3-to-5 business days, on a non-recourse basis.

The actual reserves and final advance rates will be determined based upon the results of due diligence, which will include a third party appraisal of the net liquidation (GOB) value of inventory, and a commercial finance examination, which will be shared by and coordinated with FRF.
Prepayment Fee:
If the Company terminates the Revolver Facility and repays the loan prior to maturity with funds borrowed from sources other than FRF, Fleet Boston, NA or any of its affiliates, the company will pay an early termination fee equal to 2.0% of the maximum commitment if terminated in the first year of the facility and 1% if terminated in the second or third year of the facility. Except, there shall be no prepayment fee if the Company refinances the Revolver Facility within 90 days of maturity of the Revolver Facility.
Financial Covenants:	Financial Covenants to include but not be limited to:
• Minimum excess borrowing availability at all times must exceed the greater of $4.0 million or 7.5% of the Borrowing Base.
• Maximum annual capital expenditures to be determined in the course of due diligence.
• Minimum ratio of Accounts Payable to Inventory to be determined.

• Minimum EBITDA to be determined.
Cash Concentration Account:
Fleet National Bank shall remain throughout the term of the Revolver Facility the concentration bank for all of the Borrowers' cash management. The Borrowers' disbursement account may be at Fleet National Bank or another bank acceptable to FRF subject to a control agreement satisfactory to FRF. All credit card collections will be transferred directly to FRF and subject to direction letters with the credit card issuers. All collections and proceeds from asset sales (other than credit card collections) will be transferred to concentration accounts with institutions which have entered into control agreements satisfactory to FRF and such amounts will on a regular basis be transferred to the Fleet concentration bank. Proceeds will be applied on a daily basis to reduce borrowings under the Revolver Facility on the business day immediately following receipt.
Conditions Precedent:	Closing shall be conditioned upon satisfaction of the following conditions precedent and other conditions customary to transactions of this type, or reasonably required by the Agent.

1. FRF shall have received a copy of the Plan and the final terms of any Plan to be consummated and the order of the Bankruptcy Court approving such Plan (the "Confirmation Order") shall be reasonably satisfactory to FRF. All material conditions precedent to confirmation, as defined in the Plan, shall have been met (or the waiver thereof shall have been consented to by FRF). The confirmation order shall not have been reversed, modified, amended, or stayed and, unless otherwise agreed by FRF, all appeal periods relating to the confirmation order shall have expired, and no appeals from the confirmation order shall be outstanding. Except as consented to by FRF, the Bankruptcy Court's retention of jurisdiction under the confirmation order shall not govern the enforcement of the loan and security documents for the Revolver or any rights or remedies relating thereto. The capital structure of the Borrower after giving effect to the Plan shall be reasonably satisfactory to FRF in all respects and shall include evidence of a successful equity private placement generating not less than $25,000,000 of new cash equity (net of costs) and available to fund the Plan and for ongoing operations. Further, the terms of indebtedness (if any) and capital stock issued under the Plan shall be reasonably satisfactory to FRF in all respects.
2. Funding of the Term Facility.

3. Minimum day one opening excess availability under the Revolver Facility (after giving effect to the funding of the Term Facility and the Minimum Excess Availability Covenant) shall be equal to or greater than $14,000,000. All post petition accounts payable and taxes shall be paid current; excluding good faith disputes and "liabilities subject to compromise".

4. All necessary consents and approvals to the Revolver Facility shall have been obtained.
5. Satisfactory completion of due diligence, including without limitation, a commercial finance examination and collateral examinations.

6. Usual and customary financial reporting requirements, including monthly stock ledger by department, certain asset based reporting requirements and monthly business plan for 12 consecutive months from date of projected closing.

7. Preparation, execution and delivery of definitive documentation (the "Definitive Documentation") satisfactory to the Agent (including a certified Borrowing Base certificate and reasonably appropriate security documentation).
8. Satisfactory inter-creditor or agency agreement provisions between the Lender and (a) the agent for the Senior Credit Facility, (b) Saks and (c) any other debt of the Borrower as part of the plan.
9. Liens on all of the Borrower's collateral shall have been filed and otherwise perfected to the satisfaction of the Agent.

10. Legal opinions of counsel to the Company reasonably satisfactory in form and substance to FRF, including, without limitation, with respect to the enforceability and perfection of FRF's security interests.

11. No material misstatements in the materials furnished to FRF for its review prior to closing, or in representations or warranties made in the final documentation. FRF must be satisfied that any financial statements and projections delivered to it fairly present the business and financial condition of the Company and its subsidiaries, and that there has been no material adverse change in the assets, business, financial condition, income or prospects of the Company since the date of the most recent financial information delivered to FRF.
12. The absence of any litigation or other proceeding the result of which might have a material adverse effect on the Company (excluding the current Chapter 11 proceeding).
13. Absence of any material adverse change in the condition (financial or otherwise), operations, assets, income and/or prospects of the Company.
14. The proposed financing is subject to the condition that no material changes in governmental regulations or policies affecting the Company or FRF occur prior to Closing.
15. The absence of any default of any material contract or agreement of the Company.

16. The Bankruptcy Court shall have entered an order allowing the Company to emerge from bankruptcy protection.

17. There shall not have occurred any disruption or material adverse change in the financial or capital markets in general that would, in the opinion of the Agent, have a material adverse effect on the market for loan syndications or in the markets for equity securities in particular, or adversely affecting the syndication.
Documentation:
The Revolver will be subject to the negotiation, execution of an acceptable credit agreement and related security agreements, guarantees, and any other documents as shall be requested by FRF. Such credit agreement will contain representations, and warranties, conditions precedent, covenants, events of default and other provisions appropriate for transactions of this size, type and purpose and shall be acceptable to FRF and its counsel in every respect.
Expenses and Indemnification:
The Company will pay FRF's reasonable legal and other out-of-pocket expenses incurred in connection with the negotiation, preparation and execution of the documentation, regardless of whether the Revolver Facility should close. Documentation shall contain enforcement expense and indemnification provisions for the benefit of FRF customary for a transaction of this size, type and purpose.
Governing Law:	State of New York.

Schedule I

Commitment Fee:	0.80% of the total commitment. 30% of the Commitment Fee ($160,800) shall be due and payable on the Borrowers acceptance of the commitment letter (the "Commitment Acceptance Fee") with the remainder due at Closing; provided, however, the Borrowers can instruct FRF to apply up to $75,000 of the Work Fee previously paid by the Borrowers to FRF as partial payment of the Commitment Acceptance Fee with the remainder due in cash. The Commitment Fee shall be non-refundable upon pay.

[BackBay Capital LOGO]

Exhibit B

FAO, Inc.—Emergence
Summary of Terms and Conditions
For Term Loan Credit Facility
March 25, 2003

Borrowers:	FAO, Inc. and its subsidiaries (collectively, the "Borrower" or the "Company").
Lender:	Back Bay Capital Funding LLC ("Back Bay").
Credit Facility:
$10,000,000 term loan to be fully funded at closing (the "Credit Facility"), and structured on a first in/last out basis as part of a $67,000,000 senior credit facility to be agented by Fleet Retail Finance Inc. ("FRF"), (the "Senior Credit Facility"). Total facility size will be $77,000,000.
Purpose:	For working capital and general corporate purposes, all in accordance with the Borrower's bankruptcy court approved confirmation of emergence plan of reorganization (the "Plan").
Maturity:	Three (3) years from the closing date, but at all times coterminous with the Senior Credit Facility.
Security:
The Credit Facility will be secured by a 2nd security position on all of the Borrowers' assets, capital stock of the Borrower and each of its subsidiaries; subject only to a 1st security position in favor of the Senior Credit Facility and liens permitted under the Senior Credit Facility (including first liens on equipment, and with respect to equipment liens not existing as of the closing, such liens shall be subject to intercreditor terms and conditions acceptable to FRF, as Agent).
Borrowing Base:
At no time shall outstanding amounts under the Senior Credit Facility plus outstanding amounts under the Credit Facility exceed 95% of the current appraised liquidation (GOB) value of Eligible Inventory from November 1st through August 14th, and 102.5% of the current appraised liquidation (GOB) value of Eligible Inventory from August 15th through October 31st; plus, 85% of eligible credit card receivables; minus, applicable reserves.

Eligible Inventory shall consist of stock ledger inventory at cost less any capitalized costs (exclusive of usual and customary freight), and shall exclude the following: Inventory that cannot be sold, including non-merchandise categories (labels, bags, packaging, etc.), inventory in foreign locations (except for inventory supported by eligible letters of credit whose initial term does not exceed 60 days) and samples. Additionally, eligible inventory will specifically exclude (i) damaged goods, return to vendor merchandise, packaways, consignment inventory and such other similar categories to be determined based on due diligence, and (ii) third party locations not under the Borrower's control unless appropriate waivers are obtained.
Eligible Credit Card Receivables shall consist of amounts payable from nationally recognized credit card processors, payable within 3-to-5 business days, on a non-recourse basis.

The actual reserves and final advance rates will be determined based upon the results of due diligence, which will include a third party appraisal of the net liquidation (GOB) value of inventory, and a commercial finance examination, which will be shared by and coordinated with FRF.
Commitment Fee:	As set forth on Schedule I.
Current Pay Interest:
From the closing through the first anniversary date of closing, 13.00% per annum, payable monthly in arrears. Thereafter, interest shall accrue at a rate equivalent to Fleet Bank's prime lending rate plus 8.75% per annum adjusted quarterly, payable monthly in arrears.
PIK (Payment in Kind) Interest:
2.50% per annum accruing, to be capitalized and added to both the principal balance of the Credit Facility and the maximum commitment amount, on the first day of each calendar month, and payable upon maturity.
Monitoring Fee:	As set forth on Schedule I.
Early Termination Fee:
The greater of (i) yield revenue due within the 1st fifteen (15) months following the closing (Commitment Fee, Current Pay Interest, PIK Interest) less actual payments of Commitment Fee, Current Pay Interest, PIK Interest (Partial pre-payments will be applied to the preceding formula on a pro-rata basis); or (ii) 1.00% of the amount pre-paid. If the Credit Facility is repaid as a result of a refinancing effort that takes place after the close of the 33rd month following the initial loan closing, the Early Termination Fee shall be waived.
Amortization:	None
Financial Covenants:	• Minimum excess availability at all times, equal to the greater of (i) $4,000,000 or (ii) 7.50% of the Borrowing Base;

2

	•	Maximum annual capital expenditures (threshold amounts t/b/d);
	•	Minimum ratio of Accounts Payable to Inventory (threshold ratio amount to be determined);
	•	Minimum EBITDA (threshold amounts to be determined).
Conditions Precedent:	Closing shall be conditioned upon satisfaction of the following conditions precedent and other conditions customary to transactions of this type, or reasonably required by the Lender.
1.
The final terms of any Plan to be consummated and the order of the Bankruptcy Court approving such Plan (the "Confirmation Order") shall be reasonably satisfactory to the Lender. All material conditions precedent to confirmation, as defined in the Plan, shall have been met (or the waiver thereof shall have been consented to by the Lender). The confirmation order shall not have been reversed, modified, amended, or stayed and, unless otherwise agreed by the Lender, all appeal periods relating to the confirmation order shall have expired, and no appeals from the confirmation order shall be outstanding. Except as consented to by the Lender, the Bankruptcy Court's retention of jurisdiction under the confirmation order shall not govern the enforcement of the loan and security documents for the Facility or any rights or remedies relating thereto. The capital structure of the Borrower after giving effect to the Plan shall be reasonably satisfactory to the Lender in all respects and shall include evidence of a successful equity private placement generating not less than $25,000,000 of new cash equity (net of costs) and available to fund the Plan and for ongoing operations. Further, the terms of indebtedness (if any) and capital stock issued under the Plan shall be reasonably satisfactory to the Lender in all respects.
2.
Minimum excess availability under the Senior Credit Facility at closing, after giving effect to the funding of the Credit Facility and the Minimum Excess Availability Covenant, shall be equal to or greater than $14,000,000. All post petition accounts payable and taxes shall be paid current; excluding good faith disputes.
	3.	Liens on all of the Borrower's collateral shall have been filed and otherwise perfected to the satisfaction of the Lender.
	4.	Satisfactory completion of due diligence, including, without limitation, completion of a commercial finance examination.

3

5.	All necessary consents and approvals to the financing shall all have been obtained.
6.	Receipt by the Lender of financial projections and the Plan, which shall be satisfactory to the Lender in both form and substance.
7.	Completion of legal due diligence investigation by the Lender's counsel, with results satisfactory to the Lender and its counsel.
8.
Preparation, execution and delivery of definitive documentation satisfactory to the Lender. Documentation shall contain representations, covenants, events of default, expense reimbursement, and indemnification provisions for the benefit of the Lender customary for transactions of this size, type, and purpose.
9.	Satisfactory (a) inter-creditor or agency agreement provisions with any other debt of the Borrower as part of the plan and (b) collateral agency agreements with Saks.
10.
The Lender shall have received (i) reasonable and customary opinions of counsel to the Borrower as to the transactions contemplated hereby which opinions are satisfactory to the Lender and (ii) such corporate resolutions, certificates and other documents as the Lender shall reasonably request. With respect to the form and scope of the opinion of Borrower's counsel, the Lender shall rely upon the requirements as determined by counsel to FRF, as Agent to the lenders under the Senior Credit Facility.
11.
No material misstatements in the materials furnished to the Lender for its review prior to closing, or in representations or warranties made in the final documentation. The Lender must be satisfied that any financial statements and projections delivered to it fairly present the business and financial condition of the Borrower; and that there has been no material adverse change in the assets, business, financial condition, income or prospects of the Borrower since the date of the most recent financial information delivered to the Lender.
12.	The absence of any litigation or other proceeding the result of which might have a material adverse effect on the Borrower (excluding the current Chapter 11 proceedings).
13.	The absence of any default of any material contract or agreement of the Borrower or any of its subsidiaries.

4

14.
The proposed financing is subject to the condition that no material changes in governmental regulations or policies affecting the Borrower or Lender involved in this transaction occur prior to the closing date.
Expenses:	Legal, appraisal, commercial finance examination (field audit), and any other out of pocket expenses of the Lender will be paid by the Borrower.
Governing Law:	State of New York.

5

Schedule I

Commitment Fee:	3.00% of the total commitment. $75,000 of the Commitment Fee shall be due and payable on the Borrowers acceptance of the commitment letter (the "Commitment Acceptance Fee") with the remainder due at Closing; provided, however, the Borrowers can instruct Back Bay to apply up to $50,000 of the Work Fee previously paid by the Borrowers to Back Bay as partial payment of the Commitment Acceptance Fee with the remainder due in cash. The Commitment Fee shall be non-refundable upon pay.
Monitoring Fee:	$25,000 payable at closing and on the 1st and 2nd anniversary dates of the closing.

6

QuickLinks

  Exhibit 10.1
  Exhibit A
FAO, Inc.—Emergence Summary of Terms and Conditions For Senior Revolving Credit Facility March 25, 2003
Schedule I
  Exhibit B
FAO, Inc.—Emergence Summary of Terms and Conditions For Term Loan Credit Facility March 25, 2003
Schedule I